Exhibit 99.1
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Investor Relations
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TRM Corporation Announces First Quarter 2009 Financial Results;
Reports Substantial Increases in Sales and Gross Profit
CHERRY HILL, New Jersey, May 15, 2009 (PR Newswire) — TRM Corporation (OTCBB: TRMM) today announced first quarter 2009 financial results.
Richard Stern, President and CEO of TRM Corporation, stated, “The first quarter of 2009 was the first true quarter in some time where our performance was not impacted by the complicating factors that affected our results in prior periods. We have completed most of our restructuring and integration efforts, we are operating fairly close to what can be described as an “end state” condition, and we continue to show significant improvement in all areas. Most impressive was $1.3 million of Adjusted EBITDA, representing a 160.0% improvement over the first quarter of 2008. In addition, we increased Sales by 22.6%, reduced Cost of Sales by 23.4%, and improved Gross Profit by 37.0%. As a result, we generated operating income of $847,000 which is a 500.0% improvement compared to the same period in 2008.”

($ millions)	Q1 2009	Q1 2008	% Change	Q4 2008	% Change

Sales	22.2	18.1	22.6%	21.5	3.2%
Commissions	14.9	10.7	39.2%	14.7	1.3%
Net Sales	7.3	7.4	(1.3)%	6.8	7.3%
Cost of Sales	3.6	4.7	(23.4)%	3.5	2.8%
Gross Profit	3.7	2.7	37.0%	3.2	15.6%
Gross Profit (% net sales)	50.6%	36.4%		47.0%
Selling, General &Administrative(1)	2.8	2.9	(3.4)%	2.9	(3.4)%
Operating income (loss)(1)	0.8	(0.2)	500.0%	0.3	166.6%
Net Loss	(0.7)	(0.4)	(75.0)%	(1.1)	36.3%
Adjusted EBITDA	1.3	.5	160.0%	1.3	0.0%

(1)	Q4 2008 excludes goodwill impairment of $19.8 million
First Quarter 2009 Financial Results
In the first quarter of 2009, net sales were $7.3 million compared to $7.4 million in the first quarter of 2008. The slight reduction in net sales compared to first quarter of 2008 reflects the unusually high parts and service revenue experienced in 2008 due to the impact of the Company’s Triple Des upgrade program. On a sequential basis, net sales were $7.3 million in the first quarter of 2009 as compared to $6.8 million in the fourth quarter of 2008. This increase over the immediately preceding quarter reflects the consistency of surcharge and interchange revenue along with improved sales from the placement of new units. In addition, compared to the fourth quarter 2008, the Company experienced an increase in average surcharge per withdrawal due to customers’ willingness to raise the surcharge at many locations and improved withdrawals per terminal per month reflecting improved uptimes, removal of low performing units and seasonality. The average number of transacting ATMs was 11,425 during the first quarter of 2009 compared to an average of 11,649 during the fourth quarter of 2008. During the first quarter of 2009, the Company actively sought to remove lower performing machines to improve overall operational results.
Cost of sales in the first quarter of 2009 decreased 23.4% to $3.6 million from $4.7 million in the first quarter of 2008 and remained substantially flat compared with the fourth quarter of 2008. In the first quarter of 2009, gross profit as a percentage of net sales improved to 50.6% from 36.4% in the first quarter of 2008 and from 47.0% in the fourth quarter of 2008. The largest savings was from the cost of vault cash which decreased by $517,000 to $465,000 from the first quarter of 2008 and by $267,000 from the fourth quarter of 2008.
Selling, general and administrative expense as a percentage of net sales decreased to 38.3% for the first quarter of 2009 as compared to 39.1% in the first quarter of 2008 and 42.6% in the fourth quarter of 2008 (adjusted to exclude a one time goodwill impairment charge of $19.8 million).
In the first quarter of 2009, TRM reported operating income of $847,000 compared to an operating loss of $169,000 in the first quarter of 2008 and operating income of $270,000 in the fourth quarter of 2008 (excluding a one time goodwill impairment charge of $19.8 million). The Company reported a net loss of $660,000 in the first quarter of 2009 compared to a net loss of $436,000 in the first quarter of 2008 and $1.1 million net loss in the fourth quarter of 2008 (excluding a one time goodwill impairment charge of $19.8 million). The net loss in the first quarter of 2009 included a $185,000 non-cash charge associated with a change in the accounting treatment of warrants.
For the first quarter of 2009, adjusted EBITDA from continuing operations was $1.3 million compared to $521,000 in the first quarter of 2008 which reflect the positive effects of the Company’s acquisition of Access to Money and its continued efforts to drive efficiencies and reduce costs.
Balance Sheet
TRM Corporation had cash and restricted cash of $7.0 million at March 31, 2009, compared to $6.5 million at December 31, 2008.
Michael Dolan, Chief Financial Officer of the Company, stated, “Our continued focus on the key metrics and core drivers of the business are evident in our financial results. We are continuing our efforts to analyze transactional statistics at the micro level and install the operating systems and analytical tools needed to further improve our results. Profitability at the individual machine level and costs per transaction including processing, armored car, maintenance and support and cash deployment are critical to our success and remain as target areas of review throughout 2009.”
Highlights from the Quarter and Subsequent Events
•	TRM, through its wholly owned subsidiary, Access to Money entered into a contract to provide ATMs and related services for the New Jersey Sports & Exposition Authority. Under this relationship, the Company expects to deploy over 40 new high transacting ATMs in premiere locations throughout the state.

•	TRM entered into an agreement with Harkins Theatres to provide over 20 new ATMs to locations throughout the Southwestern United States.
Richard Stern concluded, “We continue to show the positive results from the initiatives that we began last year. As we move through 2009, we expect the benefits of seasonality and our continued operational focus will be reflected in strong financial performance in future periods.”
About TRM Corporation
TRM Corporation is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the one of the largest non-bank ATM networks in the United States.
FORWARD LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts included herein, including without limitation, statements regarding our future financial position, business strategy, budgets, projected sales, projected costs and plans and objective of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof or any variation there on or similar terminology or expressions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from results proposed in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: a decline in ATM transaction volume or fees, changes in technology standards, regulatory changes, increases in interest rates, the inability to obtain cash for our ATMs, and statements of assumption underlying any of the foregoing, as well as other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission and other filings with the SEC. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date of this press release. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations, or otherwise or to reflect events or circumstances after the date hereof.
Explanation of Non-GAAP Financial Measures
This earnings release and the accompanying financial tables include both financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measure we refer to as Adjusted EBITDA is presented in Attachment 3 below and represents net earnings before interest, taxes, depreciation, amortization, change in warrant value, stock-based compensation, and certain non-recurring expenses.
We use Adjusted EBITDA as an additional measure of our overall performance for purposes of business decision-making, developing budgets and managing expenditures. It is useful because it removes the impact of our capital structure (interest expense), fair value adjustment of warrants, asset base (amortization and depreciation), stock-based compensation expenses, taxes, and certain non-recurring expenses from our results of operations. We believe that the presentation of Adjusted EBITDA provides useful information to investors in their analysis of our results of operations for reasons similar to the reasons why we find it useful and because these measures enhance their overall understanding of the financial performance and prospects of our ongoing business operations. By reporting Adjusted EBITDA, we provide a basis for comparison of our business operations between current, past and future periods, and peer companies in our industry.
A reconciliation of Adjusted EBITDA to Net Income, the most directly comparable GAAP measure, for the three months ended March 31, 2009 and 2008 is set forth in Attachment 3.
- Attachments 1, 2 and 3 -

Attachment 1
TRM CORPORATION
Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	03-31-09	03-31-08

Sales	$22,245	$18,065
Commissions	14,981	10,627

Net sales	7,264	7,438

Cost of sales:
Cost of vault cash	465	982
Other	3,142	3,716

Gross profit	3,657	2,740

Selling, general and administrative expense (including non-cash stock compensation of $27 in 2009 and $158 in 2008)	2,810	2,909

Operating income (loss)	847	(169)

Interest expense and amortization of debt issuance costs	1,288	315
Other (income) expense, net	(7)	(48)
Loss on asset disposal	41	—
Change in fair value of warrants	185	—

Net loss	$(660)	$(436)

Weighted average common shares outstanding	21,486	17,213

Basic and diluted loss per share	$(0.03)	$(0.03)

Attachment 2
TRM Corporation
Consolidated Balance Sheet
(in thousands)
(unaudited)

	March 31	December 31
	2009	2008
Assets

Current assets:
Cash	$6,225	$4,535
Restricted cash	812	2,012
Accounts receivable, net	3,130	2,998
Leases receivable, net	135	176
Inventories	739	505
Prepaid expenses and other	291	308
Deferred financing costs	2,237	2,244

Total current assets	13,569	12,778

Property and equipment, net	2,919	2,815
Non-current leases receivable, net	786	786
Intangible assets, net	2,033	2,120
Goodwill	10,654	10,657
Deferred financial costs, long term	2,349	2,918
Other assets	524	593

Total assets	$32,834	$32,667

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities:
Accounts payable	$7,799	$6,851
Accrued and other expenses	5,291	5,369
Term loans	4,891	4,775

Total current liabilities	17,981	16,995

Long term liabilities:
Term loans and other debt	18,519	18,890
Warrants	1,059	—

Shareholders’ equity (deficit):
Common stock, no par value — 100,000 shares authorized; 21,486 shares issued and outstanding	135,784	145,938
Additional paid-in capital	63	63
Accumulated deficit	(140,572)	(149,219)

Total shareholders’ equity (deficit)	(4,725)	(3,218)

Total liabilities and shareholders’ equity (deficit)	$32,834	$32,667

Attachment 3
TRM Corporation
Adjusted EBITDA Reconciliation
(in thousands — USD)
(unaudited)

	Three months ended
	3-31-09	3-31-08

Net Loss	$(660)	$(436)

Add:
Interest expense	1,288	315
Depreciation and amortization	423	484
Loss on asset disposal	41	—
Income tax	12	—
Change in warrant value	185	—
Non-cash stock compensation expense	27	158

Adjusted EBITDA	$1,316	$521